                                                                      EXHIBIT 11


                        CHOICES ENTERTAINMENT CORPORATION

                                 Loss Per Share


                            1996               1995               1994
                            ----               ----               ----

Net loss                $   (666,680)      $ (2,139,327)      $   (988,139)
                        ============       ============       ============

Weighted Average
Number of Shares
Outstanding               22,004,395         21,652,000         18,491,000
                        ============       ============       ============

Net loss per share      $      (0.03)      $      (0.10)      $      (0.05)
                        ============       ============       ============